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                                                                    EXHIBIT 21.1



                        Subsidiaries of the Registrant


Associated Suppliers, Inc.
B & J Industrial Supply Company
Cramer Industrial Supplies, Inc.
Grinding Supplies Company
Industrial Distribution Group, Inc.
J.J. Stangel Co.
Shearer Industrial Supply Co.
Slater Industrial Supply, Inc.
Tri-Star Industrial Supply, Inc.